                                                                      EXHIBIT 12

                           AVERY DENNISON CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)

                                                   1990
                                          ----------------------
                                           Actual    As adjusted      1991      1992       1993       1994
                                          --------   -----------   -------   -------      ------    -------
Earnings:
Income before income taxes.............    $15.6       $114.6       $104.8    $130.2       $132.2    $172.9
Add:  Fixed charges*...................     61.9         61.9         59.8      60.0         60.4      60.0

      Amortization of capitalized
       interest........................       .7           .7           .8        .9          1.0       1.1

Less: Capitalized interest.............     (3.3)        (3.3)        (5.1)     (2.6)        (2.3)     (2.7)
                                           -----       ------       ------    ------       ------    ------
                                           $74.9       $173.9       $160.3    $188.5       $191.3    $231.3
                                           =====       ======       ======    ======       ======    ======
*Fixed Charges
  Interest expense.....................    $40.0       $ 40.0       $ 37.5    $ 42.3       $ 43.2    $ 43.0

  Capitalized interest.................      3.3          3.3          5.1       2.6          2.3       2.7

  Amortization of debt issuance costs..       .1           .1           .2        .3           .3        .4

  Interest Portion of leases...........     18.5         18.5         17.0      14.8         14.6      13.9
                                           -----       ------       ------    ------       ------    ------
                                           $61.9       $ 61.9       $ 59.8    $ 60.0       $ 60.4    $ 60.0
                                           =====       ======       ======    ======       ======    ======
Ratio of Earnings to Fixed Charges.....      1.2          2.8          2.7       3.1          3.2       3.9
                                           =====       ======       ======    ======       ======    ======

_________________

Note: During 1990, the Company incurred merger expenses and restructuring charges of $13.8 million and $85.2 million, respectively, in connection with the merger of Avery and Dennison. The "As adjusted" amount shown above for 1990 has been calculated excluding the effect of these items.